Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated April 29, 2026
Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the common stock of Advanced Micro Devices, Inc., the common stock of Meta Platforms, Inc., the common stock of Micron Technology, Inc. and the common stock of Tesla, Inc. due May 21, 2029
Term Sheet to Preliminary Pricing Supplement dated April 29, 2026

Summary of Terms
Issuer:	The Toronto Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC. and Wells Fargo Securities, LLC
Market Measures:
The common stock of Advanced Micro Devices, Inc., the common stock of Meta Platforms, Inc., the common stock of Micron Technology, Inc. and the common stock of Tesla, Inc. (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”).

Pricing Date*:	May 15, 2026
Issue Date*:	May 20, 2026
Face Amount and Original Offering Price:	$1,000 per security
Coupon Payment:
On each coupon payment date, unless previously automatically called, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate. Each “coupon payment” will be calculated per security as follows: ($1,000 × coupon rate) / 12. Each coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

Coupon Rate:	At least 14.85% per annum, to be determined on the pricing date
Coupon Payment Dates:	Monthly, on the 20th of each calendar month, commencing in June 2026 and ending on the stated maturity date
Automatic Call:
If the stock closing price of the lowest performing Underlying Stock on any call date is greater than or equal to its starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the related coupon payment. The securities will not be subject to automatic call until the first call date, which is approximately six months after the issue date

Call Dates*:	Monthly, on the third business day prior to each coupon payment date scheduled to occur from November 2026 to April 2029, inclusive
Call Settlement Date:	The coupon payment date immediately following the applicable call date
Maturity Payment Amount (per security):
If the securities are not automatically called prior to the stated maturity date:
•    if the ending price of the lowest performing Underlying Stock on the final calculation day is greater than or equal to its downside threshold price:
$1,000; or
•    if the ending price of the lowest performing Underlying Stock on the final calculation day is less than its downside threshold price:
$1,000 × (performance factor of the lowest performing Underlying Stock on the final calculation day + buffer amount)

Final Calculation Day*:	May 16, 2029
Stated Maturity Date*:	May 21, 2029
Starting Price:	For each Underlying Stock, its stock closing price on the pricing date
Ending Price:	For each Underlying Stock, its stock closing price on the final calculation day
Downside Threshold Price:	For each Underlying Stock, 80.00% of its starting price
Buffer Amount:	20%
Lowest Performing Underlying Stock:	For any call date or the final calculation day, as applicable, the “lowest performing Underlying Stock” will be the Underlying Stock with the lowest performance factor on that day
Performance Factor:	With respect to an Underlying Stock on any call date or the final calculation day, as applicable, its stock closing price on such day divided by its starting price (expressed as a percentage)
Calculation Agent:	The Bank
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.325%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	89115LUA4 / US89115LUA42
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
*	Subject to change.
**
In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile (maturity
payment amount)
If the securities are not automatically called prior to stated maturity and the ending price of the lowest performing Underlying Stock on the final calculation day is less than its downside threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the lowest performing Underlying Stock in excess of the buffer amount and will lose some, and possibly up to 80%, of the face amount of your securities at maturity.
Any return on the securities will be limited to the sum of your coupon payments received. You will not participate in any appreciation of any Underlying Stock but, if the securities are not automatically called and the ending price of the lowest performing Underlying Stock on the final calculation day is less than its downside threshold value, you will have 1-to-1 downside exposure to the decrease in the price of the lowest performing Underlying Stock in excess of the buffer amount.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $905.00 and $940.00 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/947263/000114036126017790/ef20071794_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-12 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement, “Risk Factors” in the product supplement and “Risk Factors” in the prospectus. Please review those risk disclosures carefully.

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some, And Possibly Up To 80%, Of The Face Amount Of Your Securities At Stated Maturity.
•	The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If Another Underlying Stock Performs Favorably.
•
Your Return On The Securities Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock On Each Applicable Call Date Or The Final Calculation Day, As Applicable, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Underlying Stock.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.
•
You May Be Fully Exposed To The Decline In The Lowest Performing Underlying Stock On The Final Calculation Day From Its Starting Price, But Will Not Participate In Any Positive Performance Of Any Underlying Stock.

•	Higher Coupon Rates Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.
•	Each Call Date and The Final Calculation Day, And The Related Call Settlement Date and The Stated Maturity Date, Is Subject To Market Disruption Events And Postponements.
•	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
•	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
•	If The Price Of Any Underlying Stocks Change, The Market Value Of Your Securities May Not Change In The Same Manner.
•	Investing In The Securities Is Not The Same As Investing In The Underlying Stocks.
•	Historical Prices Of The Underlying Stocks Should Not Be Taken As An Indication Of The Future Performance Of The Underlying Stocks During The Term Of The Securities.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
•	You Have Limited Anti-Dilution Protection.
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
•	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.